[Letterhead of PricewaterhouseCoopers LLP]

1

February 26, 2004

Alberta Securities Commission
4th Floor, 300-5th Ave SW

Calgary, Alberta  T2P 3C4

Dear Sirs:

Pursuant to Paragraph 4.9 of National Policy No. 31, we hereby confirm our agreement with the information contained in the Notice sent to us by Astris Energi Inc. dated February 23, 2004.  This confirmation is based on our knowledge of the information at this date.

Yours very truly,

PricewaterhouseCoopers LLP

Suzanne Hubbard

Partner

Assurance and Business Advisory Services

SH/lje

cc:     Astris Energi Inc.

Footnotes

1 PricewaterhouseCoopers refers to the Canadian firm of PricewaterhouseCoopers LLP and the other member firms of PricewaterhouseCoopers International Limited, each of which is a separate and independent legal entity.

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